Exhibit 10.1
AGREEMENT
(South Canyon Landfill, Glenwood Springs, CO)
     This Agreement is made and entered into as of the 10TH day of January, 2011, by and between SOUTH CANYON WASTE SYSTEMS, LLC, a Colorado limited liability company (“Waste Systems”) and CONVERTED ORGANICS INC., a Delaware corporation (“Converted Organics”).
     WITNESSETH:
     WHEREAS, Waste Systems has entered into that certain Agreement for Operations Management for South Canyon Landfill dated as of June 1, 2009 (as amended, the “South Canyon Contract”) with the Glenwood Springs Landfill Enterprise (“Enterprise”) pursuant to which Waste Systems is to provide operations management and other services for Enterprise’s South Canyon Landfill (the “Landfill”) as more fully set forth in the South Canyon Contract;
     WHEREAS, in order to more effectively provide liquid waste management services under the South Canyon Contract, Waste Systems is installing an approximately 12,000 gpd LM-HT™ Concentrator Model 12K-WB waste water concentrator, an enhanced misting system in connection with pond evaporation, a wood burner and related equipment (as more fully described on Attachment A hereto, the “Equipment”) for use at the Landfill; and
     WHEREAS, Waste Systems desires to sell the Equipment to Converted Organics, and Converted Organics desires to purchase the Equipment from Waste Systems; and
     WHEREAS, during the Term (as defined below) of this Agreement, the parties further desire for Converted Organics to keep and maintain the Equipment on the Landfill in good working order and state of repair and to fulfill all liquid waste management services under the South Canyon Contract in accordance with the terms of such Contract, except to the extent specific obligations and duties in connection therewith are delegated to Waste Systems under the terms of this Agreement.
     NOW, THEREFORE, in consideration of the foregoing recitals and the mutual covenants and agreements contained in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:
1. Equipment. Waste Systems shall provide, at its sole cost and expense, all labor and materials necessary to install, start-up and commission the Equipment in a good and workmanlike manner, in compliance with all applicable laws and permits, and in a manner that will not cause a default under the South Canyon Contract. The parties acknowledge and agree that the Enterprise has received the necessary permits for the operation of the Equipment upon the Landfill (See Attachment B hereto).

2. Payment of Purchase Price — Converted Organics to Waste Systems. The purchase price for the Equipment shall be One Million Six Hundred Thousand Dollars ($1,600,000). Converted Organics shall pay such amount in three scheduled payments to Waste Systems by cashier’s check, wire transfer or other immediately available funds as follows:
•	Scheduled Payment 1. Six Hundred Thousand Dollars ($600,000) due January 1, 2011;

•	Scheduled Payment 2. Five Hundred Thousand Dollars ($500,000) due April 1, 2011; and

•	Scheduled Payment 3. Five Hundred Thousand Dollars ($500,000) due July 1, 2011, or such later date as the final CDPHE Air Permit is issued.
Buyer shall also be responsible for the payment to Waste Systems of all applicable sales, use or similar tax related to the purchase of the Equipment; such payment shall be made by Converted Organics as and when required under applicable state and local law.
3. Operation; Payment — Waste Systems to Converted Organics. During the entire Term of this Agreement, Converted Organics shall (except to the extent that such obligations and duties have been delegated to Waste Systems under the terms of this Agreement) keep, operate and maintain the Equipment on the Landfill in good working order and state of repair and shall fulfill all liquid waste management services under the South Canyon Contract in accordance with the terms of such Contract. In consideration of Converted Organics’ ownership, maintenance and operation of the Equipment on the Landfill and fulfillment of all liquid waste management services under the South Canyon Contract, from and after January 1, 2011 and during the remainder of the Term, Waste Systems shall pay to Converted Organics 100% of all payments from Enterprise for water waste services under the South Canyon Contract, subject to and within five (5) days after Waste Systems’ receipt of same, less the following deductions for the provisions of the following services by Waste Systems on behalf of Converted Organics:
(a)	The sum of $5,616.00 per month to reimburse Waste Systems the cost of labor to operate the Equipment; provided, however, such sum shall increase by two percent (2%) on April 1 of each calendar year during the Term;

(b)	The sum of $3,333.33 per month for marketing services provided by Waste Systems to bring water waste into the Landfill (in accordance with the scope of work attached hereto as Attachment C); provided, however, such sum shall increase by two percent (2%) on April 1 of each calendar year during the Term;

(c)	A sum equal to all costs (calculated based on the actual cost to Waste Systems for such costs without any mark-up) of repair and maintenance, laboratory supplies, third-party laboratory testing, and miscellaneous expenses incurred by Waste Systems in servicing, operating, maintaining and repairing the Equipment, however not including those costs associated with the initial testing of the Equipment that is required for the final permit;

(d)	The sum of $833.00 per month for use of the existing employee building and the existing maintenance building on the Landfill;

(e)	The cost of all thermal energy required to power the concentrator at the rate of $2.20 per MMBtu; provided, however, such sum shall increase by two percent (2%) on April 1 of each calendar year during the Term;

(f)	A sum equal to all costs (calculated based on the actual cost to Waste Systems for such costs without any mark-up) of all utilities used in the operation, maintenance and repair of the Equipment and operation of the waste water treatment systems at the Landfill, except any costs covered by applicable warranty(ies); and

(g)	Any and all sales, use or similar taxes, if any, payable in connection with the payments from Waste Systems to Converted Organics under this Section 3.
Waste Systems shall provide Converted Organics with reasonable documentation supporting all deductions under paragraphs (c), (e) or (f) above from payments otherwise payable to Converted Organics under the provisions of this Section 3.
Converted Organics shall be entitled to all applicable carbon credits and waste heat credits that may be generated from the operation of the Equipment.
4. Title. Waste Systems and Converted Organics agree that title to the Equipment will pass to Converted Organics immediately following full payment by Converted Organics to Waste Systems of the entire purchase price set forth in Section 2 above, together with any applicable sales, use or similar tax. If Converted Organics fails to pay the entire purchase price to Waste Systems, together with any applicable sales, use or similar tax, title to the Equipment shall remain in Waste Systems, Converted Organics shall forfeit any installments of the purchase price previously paid by Converted Organics to Waste Systems, and Waste Systems shall have the right to terminate this Agreement by written notice to Converted Organics. Waste Systems covenants and agrees that all payments of the purchase price from Converted Organics shall be used to pay down the debt currently encumbering the Equipment. Converted Organics shall have the right to file in the appropriate UCC records, and/or record in the appropriate real property records relating to the Landfill, UCC or other statements evidencing and giving notice of such contract to purchase and, when the entire purchase price has been paid, ownership in Converted Organics. Waste Systems agrees to reasonably cooperate with Converted Organics in making any such filings, including the execution of any appropriate UCC or other statements.
5. Operation by Waste Systems. During the Term of this Agreement, Waste Systems shall operate the Equipment on the Landfill on behalf of Converted Organics in a manner intended to reasonably maximize payments from Enterprise for waste water services under the South Canyon Contract. Subject to reimbursement for the cost thereof as provided in Section 3 above, Waste Systems shall use, service and maintain the Equipment in good condition and state of repair, in accordance with the instructions and recommendations contained in the Operating Manual for the Equipment and in compliance with all applicable laws and permits. Waste Systems shall at all times keep the Equipment free from all liens, security interests and other encumbrances created by or imposed on Waste Systems or its property. Converted Organics and its officers, employees, agents and guests shall have the right, at any reasonable time during normal working hours and subject to the prior approval of Waste Systems, to enter upon the Landfill to examine the Equipment.
6. Term and Termination. The term of this Agreement (“Term”) shall begin on the date set forth in the first paragraph of this Agreement, and shall continue until the expiration or earlier termination of the South Canyon Contract, as such South Canyon Contract may be renewed pursuant to one or more of the four (4) 5-year renewal periods thereunder. Upon the expiration or earlier termination of this Agreement, Converted Organics shall, at its sole cost and expense, promptly disassemble and remove the Equipment from the Landfill and leave the area upon which the Equipment was installed in a neat and orderly condition, substantially similar as to that which such area was in prior to installations of the Equipment.
     Any and all obligations of either party which have accrued prior to the expiration or earlier termination of this Agreement (including all indemnity obligations), shall survive such expiration or earlier termination.
7. Risk of Loss; Insurance. Until such time as title to the Equipment is transferred to Converted Organics, Waste Systems shall maintain with respect to the Equipment “special form” property/casualty insurance in an amount equal to the full replacement cost of the Equipment insuring against damage to or destruction of the Equipment from those causes of loss normally insured by a standard policy of “special form” insurance. During the period that Waste Systems is required to insure the Equipment, Converted Organics shall have no liability with respect to, and Waste Systems hereby releases Converted Organics from any liability with respect to, any damage to or destruction of the Equipment arising from causes of loss insurable by such “special form” insurance; provided, however, Converted Organics shall be liable to Waste Systems for any and all damage to or destruction of the Equipment arising from acts or omissions of Converted Organics, its agents and employees which are not insurable by “special form” insurance. Waste Systems shall cause its policies of “special form” or other property/casualty insurance with respect to the Equipment to contain a provision or endorsement waiving the insurer’s rights of subrogation against Converted Organics and its agents and employees.
     From and after the date that title to the Equipment is transferred to Converted Organics, Converted Organics shall maintain with respect to the Equipment “special form” property/casualty insurance in an amount equal to the full replacement cost of the Equipment insuring against damage to or destruction of the Equipment from those causes of loss normally insured by a standard policy of “special form” insurance. During the period that Converted Organics is required to insure the Equipment, Waste Systems shall have no liability with respect to, and Converted Organics hereby releases Waste Systems from any liability with respect to, any damage to or destruction of the Equipment arising from causes of loss insurable by such “special form” insurance; provided, however, Waste Systems shall be liable to Converted Organics for any and all damage to or destruction of the Equipment arising from the gross negligence or intentionally destructive acts of Waste Systems, its agents and employees which are not insurable by “special form” insurance. Converted Organics shall cause its policies of “special form” or other property/casualty insurance with respect to the Equipment to contain a provision or endorsement waiving the insurer’s rights of subrogation against Waste Systems and its agents and employees.
     Following the transfer of title to the Equipment from Waste Systems to Converted Organics, Converted Organics agrees that while the Equipment is present on the Landfill or Converted Organics’ agents or employees are performing work in connection with the Equipment or otherwise present on the Landfill, Converted Organics shall maintain in full force and effect a policy(ies) of commercial general liability insurance, including contractual liability coverage, with a minimum combined single limit of Three Million Dollars ($3,000,000) with respect to Converted Organics’ activities upon the Landfill (such coverage to be afforded utilizing one or more commercial general liability and/or umbrella liability policies). Similarly, at all times while this Agreement is in effect, Waste Systems shall maintain in full force and effect a policy(ies) of commercial general liability insurance, including contractual liability coverage, with minimum limits as prescribed by the South Canyon Contract with respect to the Landfill (such coverage to be afforded utilizing one or more commercial general liability and/or umbrella liability policies). All such policies of commercial general liability insurance carried by Converted Organics shall name Waste Systems and the Enterprise/City of Glenwood Springs as additional insureds and shall: (i) be issued by financially responsible insurance companies having at least an A/VIII rating with Best Insurance Reports and licensed and authorized to do business in the State of Colorado; (ii) provide that such policies shall not be subject to cancellation or reduction in coverage except after at least twenty (20) days (ten (10) days in the event of cancellation due to nonpayment of premium) prior written notice to Waste Systems and the Enterprise/City of Glenwood Springs; and (iii) shall be primary, and any insurance carried by Waste Systems or the Enterprise/City of Glenwood Springs shall be noncontributing.
All insurance required to be carried by Converted Organics and Waste Systems hereunder may be carried under blanket policies covering the Equipment, Landfill and other locations, provided that the coverage afforded by reason of the use of such blanket policy(ies) shall not be reduced or diminished from the requirements for such insurance set forth in this Section 7. The parties shall each, within five (5) days after request by the other party, provide such party with reasonable evidence that the policies of insurance required to be maintained under this Section 7 are currently in place.

     6. Default. Upon a default or breach of any term or provision of this Agreement by either party which is not cured within ten (10) days after the defaulting party’s receipt of written notice of default or breach from the non-defaulting party (or if such default or breach is of such a nature that it cannot reasonably be cured within such 10-day period, then if the defaulting party fails to commence to cure such default or breach within such 10-day period or fails to thereafter cure such default or breach within thirty (30) days after the defaulting party’s receipt of written notice of default or breach from the non-defaulting party), the non-defaulting party shall have all rights and remedies provided for in this Agreement and/or at law or in equity. All such remedies shall be cumulative.
     7. Miscellaneous.
(a)	This Agreement, and the respective rights and obligations of the parties hereunder, shall be construed under and be governed by the laws of the State of Colorado without regard to principles of conflict of laws. Any action, claim or proceeding brought by any party hereunder shall be commenced exclusively in any state or federal court located in Denver or Denver County, Colorado, and the parties hereto each hereby irrevocably and unconditionally consent to the exclusive jurisdiction and venue of such courts in any action, claim or proceeding brought under this Agreement.

(b)	This Agreement shall be binding upon and shall inure to the benefit of the successors and assigns of the parties hereto; provided, however, Converted Organics shall not have the right to assign this Agreement to any other person or entity without the prior written consent of Waste Systems, which consent shall not be unreasonably withheld, conditioned or delayed.

(c)	This Agreement, including the Attachments hereto, which are incorporated herein by reference, sets forth the entire agreement and understanding of the parties hereto with respect to the subject matter of this Agreement and supersedes all prior agreements, if any, written or oral.

(d)	Should this Agreement become the subject of litigation between Waste Systems and Converted Organics, the prevailing party shall be entitled to recovery of all actual costs in connection therewith, including but not limited to, attorneys’ fees and expert witness fees.

(e)	This Agreement may be executed in counterparts, including any facsimile copies, each of which shall be deemed an original and all of which together shall constitute one and the same instrument.

(f)	All notices hereunder shall be valid when given if personally delivered or two (2) days after deposit in the United States mail, postage prepaid, certified mail, return receipt requested and addressed as follows or to such new or additional address(es) as either party may from time to time designate in writing to the other:

If to Waste Systems:	South Canyon Waste Systems, LLC
9870 Big Bend Blvd.
P.O. Box 221090
Kirkwood MO 63122
Attention: Manager

If to Converted Organics:	Converted Organics Inc.
137A Lewis Wharf
Boston, MA 02110
ATTN: Edward J. Gildea
     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

“Waste Systems”			“Converted Organics”

SOUTH CANYON WASTE SYSTEMS, LLC			CONVERTED ORGANICS INC.

By:	/s/ Larry Giroux		By:	/s/ Edward J. Gildea

	Print Name:	Larry Giroux		Print Name:	Edward J. Gildea

	Title:			Title:	President and CEO

Attachment A — Equipment

LM-HTTM Concentrator Model 12K-WB	SN # 10851-002
Flex Fuel Wood Burner and Control System
Heavy Duty Vibrating Conveyor	SN # 21167
Rotophase

Attachment B — Permits